UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Definitive Additional Materials

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))	☐	Soliciting Material under Rule 14a-12

☒	Definitive Proxy Statement

CURIS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CURIS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 30, 2012

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Curis, Inc. will be held on May 30, 2012 at 10:00 a.m. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 for the purpose of considering and voting upon the following matters:

1.	To elect two Class I directors, each for a term of three years; and

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

The stockholders will also act on any other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on April 2, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof. Your vote is very important to us. Whether or not you plan to attend the annual meeting in person, your shares should be represented and voted.

In accordance with rules adopted by the Securities and Exchange Commission, we are now furnishing proxy materials to many of our stockholders on the Internet, rather than mailing paper copies of the materials to each stockholder. If you received only a Notice of Internet Availability of Proxy Materials, or Notice, by mail or e-mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will provide you with instructions on how to access and view the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet or by telephone. If you received a Notice by mail or e-mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

The Notice of Internet Availability of Proxy Materials is being mailed to our stockholders on or about April 18, 2012 and sent by e-mail to our stockholders who have opted for such means of delivery on or about April 18, 2012.

Please promptly submit your proxy over the Internet, by phone or by mail. You may revoke your proxy at any time before the 2012 Annual Meeting by following the procedures described in the proxy statement.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

/s/ Michael P. Gray

Michael P. Gray, Secretary

Lexington, Massachusetts

April 18, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, OR TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

CURIS, INC.

4 Maguire Road

Lexington, Massachusetts 02421

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 30, 2012

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation by the board of directors of Curis, Inc. of proxies for use at the annual meeting of stockholders to be held on May 30, 2012 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 and at any adjournments thereof. Except where the context otherwise requires, references to “Curis,” “we,” “us,” “our,” and similar terms refer to Curis, Inc. and any of its subsidiaries.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 30, 2012:

The proxy statement is available at www.proxyvote.com.

We will, upon written or oral request of any stockholder, furnish copies of our 2011 annual report to stockholders, except for exhibits, without charge. Please address all such requests to us at 4 Maguire Road, Lexington, Massachusetts 02421, Attention: Secretary or telephone: (617) 503-6500.

In accordance with Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing the proxy materials, including this proxy statement, our 2011 annual report and the proxy card for the 2012 annual meeting, to many of our stockholders of record as of the record date via the Internet. We will send the Notice of Internet Availability of Proxy Materials to these stockholders on or about April 18, 2012. The Notice of Internet Availability of Proxy Materials contains instructions for accessing and reviewing our proxy materials as well as instructions for voting your proxy via the Internet. If you prefer to receive printed copies of the proxy materials, you can request printed copies of the proxy materials by Internet, telephone or e-mail. If you choose to receive the print materials by mail, you can either (i) complete, date, sign and return the proxy card, (ii) vote via the Internet in accordance with the instructions on the proxy card or (iii) vote via telephone (toll free) in the United States or Canada in accordance with the instructions on the proxy card. Voting by Internet or telephone must be completed by 11:59 P.M. Eastern Time on May 29, 2012. If you choose not to receive printed copies of the proxy materials, you can vote via the Internet in accordance with the instructions contained in the Notice of Internet Availability of Proxy Materials.

If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voter instruction card for the annual meeting.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote on the following matters:

1.	The election of two Class I directors for a term of three years expiring at the 2015 annual meeting of stockholders;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

3.	The transaction of other business, if any, that may properly come before the annual meeting or any adjournment of the meeting.

Who can vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on April 2, 2012, the record date for the annual meeting. The number of shares entitled to vote at the meeting is 78,471,459 shares of our common stock, which is the number of shares that were issued and outstanding on the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How can I vote?

Stockholder of record: Shares registered in your name. If you are a stockholder of record, that is, your shares are registered in your own name, not in “street name” by a bank or brokerage firm, then you can vote in any one of the following ways:

1.	You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world at www.proxyvote.com, by following the instructions on that site or on the “Vote by Internet” instructions on the enclosed proxy card.

2.	You may vote by telephone. You may vote your shares by calling 1-800-690-6903 and following the instructions provided, or following the “Vote by Phone” instructions on the enclosed proxy card.

3.	You may vote by mail. To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR proposals 1 and 2.

4.	You may vote in person. If you attend the annual meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the meeting. Ballots will be available at the meeting.

Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of our independent registered public accounting firm is considered to be a discretionary item on which banks and brokerage firms may vote. The election of directors is considered to be a non-discretionary item on which banks and brokerage firms may not vote, and therefore if you do not instruct your broker or representative regarding how you would like your shares to be voted, your bank or brokerage firm will not be able to vote on your behalf with respect to the election of directors. These shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If you wish to come to the meeting to personally vote your shares held in “street name,” you will need to obtain a proxy card from the holder of record (i.e., your brokerage firm or bank).

Can I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you can change your vote and revoke your proxy at any time before the polls close at the annual meeting by doing any one of the following things:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank or brokerage firm should provide you with appropriate instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, that is, at least 39,235,730 shares.

Shares of our common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of Directors (Proposal 1). The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the meeting is required for the election of directors.

Ratification of Auditors (Proposal 2). The affirmative vote of the holders of a majority of the votes cast will be required for the approval of the ratification of the selection of the independent registered public accounting firm.

How will votes be counted?

Each share of common stock will be counted as one vote, whether executed by you directly or on a ballot voted in person at the meeting.

Shares that abstain from voting and broker non-votes will not be counted as votes in favor of, or with respect to, any of the proposals and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of any of the proposals.

Who will count the votes?

Broadridge Financial Solutions, Inc. will count, tabulate and certify the votes.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

FOR the election of two Class I directors for a term of three years expiring at the 2015 annual meeting of stockholders; and

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2012 fiscal year.

Will any other business be conducted at the annual meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted upon at the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal. Our bylaws establish the process for a stockholder to bring a matter before a meeting. See “Stockholder Proposals for 2013 Annual Meeting” on page 44 of this proxy statement.

Where can I find the voting results?

We will report the voting results from the annual meeting in a Form 8-K filed with the U.S. Securities and Exchange Commission, or SEC, within four business days following the annual meeting.

Who bears the costs of soliciting proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

How can I obtain a copy of Curis’ Annual Report on Form 10-K?

Our Annual Report on Form 10-K is available in the “Investors” section of our website at www.curis.com. Alternatively, if you would like us to send you a copy, without charge, please contact:

Curis, Inc.

4 Maguire Road

Lexington, MA 02421

Attention: Secretary

(617) 503-6500

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact our secretary at the address or telephone number listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 31, 2011, with respect to the beneficial ownership of shares of our common stock by:

•	each person known to us to beneficially own more than 5% of the outstanding shares of common stock,

•	each director named in this proxy statement,

•

each of the principal executive officer, the principal financial officer, the two other most highly compensated executive officers who were serving as executive officers on December 31, 2011, and one former executive officer who would have been one of the three most highly compensated executive officers but for the fact that he was not serving as an executive officer at the end of the year, whom we refer to collectively as our “named executive officers,” and

•	all directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. For each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares underlying stock options or warrants that may be exercised within 60 days after December 31, 2011. Unless otherwise indicated, we believe that each stockholder in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares does not constitute an admission of beneficial ownership of those shares by the named stockholder. For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person due to that person’s voting or investment power or other relationship.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Curis, Inc., 4 Maguire Road, Lexington, Massachusetts 02421.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	+	Shares Acquirable Within 60 Days	=	Total Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (2)
5% Stockholders:
First Eagle Investment Management, LLC (3)	17,115,213		245,073		17,360,286	22.4%
BlackRock, Inc. (4)	4,724,641		—		4,724,641	6.1%

Directors and Named Executive Officers:
James R. McNab, Jr. (5)	1,453,163		311,666		1,764,829	2.3%
Susan B. Bayh	20,000		263,211		283,211	*
Martyn D. Greenacre	35,138		404,166		439,304	*
Kenneth I. Kaitin, Ph.D.	26,800		169,166		195,966	*
Robert E. Martell, M.D. Ph.D.	—		4,166		4,166	*
Marc Rubin, M.D.	26,596		38,541		65,137	*
James R. Tobin	46,751		229,166		275,917	*
Daniel R. Passeri	65,000		2,738,400		2,803,400	3.5%
Michael P. Gray	86,613		1,337,843		1,424,456	1.8%
Changgeng Qian, Ph.D., M.D. (6)	5,014		1,028,249		1,033,263	1.3%
Mark W. Noel	27,540		736,349		763,889	*
Mitchell Keegan, Ph.D (7).	—		7,500		7,500	*

All current directors and executive officers as a group (13 persons)	1,792,615		7,268,423		9,061,038	10.7%

*	Less than 1% of the outstanding common stock.
(1)	As of December 31, 2011, none of our directors or named executive officers have pledged any of their shares as security.
(2)	The percent of ownership for each stockholder on December 31, 2011 is calculated by dividing (1) the stockholder’s Total Beneficial Ownership (i.e., the total number of shares beneficially owned plus the shares acquirable within 60 days) by (2) the sum of 77,117,653 shares of our common stock that were outstanding on December 31, 2011 plus shares of common stock subject to options, warrants or other rights held by such person that will be exercisable within 60 days of December 31, 2011.
(3)

First Eagle Investment Management, LLC (“FEIM”) (formerly known as Arnhold and S. Bleichroeder Advisers, LLC), may be deemed to be the beneficial owner of all such shares (assuming exercise of warrants to acquire 245,073 shares), as a result of acting as investment adviser to various clients. 21 April Fund, Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 7,445,991 of the 17,360,286 shares (assuming exercise of warrants to acquire 68,250 shares). First Eagle

Value in Biotechnology Master Fund, Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own 3,837,579 of the 17,360,286 shares (assuming exercise of warrants to acquire 70,073 shares). This information is based on a Schedule 13G/A filed on January 30, 2012 by FEIM. The principal business address of FEIM is 1345 Avenue of the Americas, New York, New York 10105.
(4)

This information is based on a Schedule 13G/A filed on February 13, 2012 by BlackRock, Inc., the parent holding company of BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors LLC, and BlackRock Investment Management LLC. The principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(5)	Includes 1,122,188 shares held directly by Mr. McNab, 130,975 shares held by the McNab Family LLC, and 200,000 shares held by the JR & MW McNab Operating LP.
(6)	Dr. Qian served as our senior vice president of research and preclinical development until February 2012.
(7)	Dr. Keegan served as our vice president of drug development until October 2011.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees for Directors

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our board of directors currently consists of two Class I directors, James R. McNab, Jr. and James R. Tobin, three Class II directors, Robert E. Martell, Daniel R. Passeri and Marc Rubin, and three Class III directors, Susan B. Bayh, Martyn D. Greenacre and Kenneth I. Kaitin. The Class I, Class II, and Class III directors will serve until the annual meetings of stockholders to be held in 2012, 2013 and 2014 respectively, and until their respective successors are elected and qualified. At the annual meeting, Class I directors will stand for election.

Our board of directors has nominated Mr. James R. McNab, Jr. and Mr. James R. Tobin as nominees for election as Class I directors, each to serve for three-year terms, until the 2015 annual meeting of stockholders or until their respective successors are elected and qualified. Each of the nominees is currently serving as a director. Both of the nominees have indicated their willingness to serve, if elected; however, if either nominee should be unable to serve, the shares of common stock represented by proxies will be voted for a substitute nominee designated by the board of directors.

Below are the names, ages and certain other information for each member of the board, including the nominees for election as Class I directors. There are no familial relationships among any of our directors, nominees for director and executive officers. In addition to the detailed information presented below for each of our directors, we also believe that each of our directors is qualified to serve on our board and has the integrity, business acumen, knowledge and industry experience, diligence, freedom from conflicts of interest and the ability to act in the interests of our stockholders.

The following table sets forth our directors and their respective ages and positions as of December 31, 2011:

Name	Age	Position
Susan B. Bayh (1)(3)	52	Director
Martyn D. Greenacre (2)(3)	70	Director
Kenneth I. Kaitin, Ph.D. (1)(2)	58	Director
Robert E. Martell, M.D., Ph.D. (4)	48	Director
James R. McNab, Jr. (3)	67	Chairman of the Board
Daniel R. Passeri	51	President and Chief Executive Officer, Director
Marc Rubin, M.D. (2)(4)	56	Director
James R. Tobin (1)	67	Director

(1)	Member of the compensation committee.
(2)	Member of the nominating and corporate governance committee.
(3)	Member of the audit committee.
(4)	Member of the science and technology committee.

Susan B. Bayh has served on our board since October 2000. From 1994 to 2001, Ms. Bayh served as the Commissioner of the International Commission between the United States and Canada, overseeing compliance with environmental and water level treaties for the United States-Canadian border. From 1994 to 2004, Ms. Bayh also served as Distinguished Visiting Professor at the College of Business Administration at Butler University.

From 1989 to 1994, Ms. Bayh served as an attorney in the Pharmaceutical Division of Eli Lilly and Company, a pharmaceutical company. Ms. Bayh serves as a director of Dyax Corporation, Dendreon Corporation, Wellpoint, Inc. and Emmis Communications Corporation. Previously, within the past five years, Ms. Bayh served as a director of Nastech Pharmaceutical Company Inc. and MDRNA, Inc. Ms. Bayh received a J.D. from the University of Southern California Law Center and a B.A. from the University of California at Berkeley. We believe that Ms. Bayh’s qualifications to serve on our board include her experience in regulatory and compliance matters as well as her considerable experience as a director of other public companies, including companies that are focused on the research and development of cancer therapies.

Martyn D. Greenacre has served on our board since February 2000 and was a director of Creative BioMolecules, Inc., a predecessor life science company, from June 1993 to July 2000. Mr. Greenacre has served as Chairman of Life Mist L.L.C., a privately-held company in the field of fire suppression, since September 2001. From June 1997 to June 2001, Mr. Greenacre was Chief Executive Officer of Delsys Pharmaceutical Corporation, a drug formulation company. From 1993 to 1997, Mr. Greenacre was President and Chief Executive Officer of Zynaxis, Inc., a biopharmaceutical company. Mr. Greenacre also serves as a director of Neostem, Inc., Acusphere, Inc., and Formula Pharmaceuticals, a privately-held oncology drug development company. Previously, during the past five years, Mr. Greenacre served as a director of Cephalon, Inc. and Orchestra Therapeutics, Inc., and as a director and Chairman of BMP Sunstone Corporation. Mr. Greenacre received an M.B.A. from Harvard Business School and a B.A. from Harvard College. We believe that Mr. Greenacre’s qualifications to serve on our board include his years of experience as President and Chief Executive Officer of various biotech and pharmaceutical companies as well as his experience as a director of other public companies.

Kenneth I. Kaitin, Ph.D., has served on our board since November 2003. Since 1998, Dr. Kaitin has been the Director of the Tufts Center for the Study of Drug Development, an academic drug policy research group providing strategic information to help drug developers, regulators, and policy makers improve the quality and efficiency of the drug development process. From 2003 to 2009, Dr. Kaitin was an Associate Professor of Medicine at the Tufts University School of Medicine. Since 2010, Dr. Kaitin has held a primary appointment as Research Professor at the Tufts University School of Medicine, as well as secondary appointments as Professor of Medicine and Professor of Pharmacology and Experimental Therapeutics at Tufts University School of Medicine. Since 1999, he has served on the faculty of the European Center for Pharmaceutical Medicine at the University of Basel, and since 2006 he has been a visiting lecturer at the Tuck School of Business at Dartmouth College. Dr. Kaitin has written extensively on a broad range of drug development issues and has provided public testimony before the U.S. Congress in hearings on pharmaceutical innovation and FDA reform. An internationally recognized expert on the science of drug development, Dr. Kaitin is regularly quoted in the business and trade press on R&D trends in the research-based drug industry and new models of innovation. He is a former Editor-in-Chief of the Drug Information Journal and from 1997 to 1998 he was President of the Drug Information Association. He is currently Editor-in-Chief of Expert Review of Clinical Pharmacology, and he serves on the editorial boards of a number of peer-review journals. Dr. Kaitin serves as an expert consultant to the U.S. Department of Defense on Bioterror Countermeasure issues. Dr. Kaitin also serves as a director of Bio-Tree Systems, Inc., a privately-held informatics company, Erevnos Corporation, a privately-held imaging company, Centerphase Solutions, Inc., a privately-held information technology company, and New England Healthcare Institute, a non-profit organization. Previously, within the past five years, Dr. Kaitin served as a director of Phase Forward Inc. Dr. Kaitin received an M.S. and Ph.D. in pharmacology from the University of Rochester and a B.S. from Cornell University. We believe that Dr. Kaitin’s qualifications to serve on our board include his expertise in the economics of drug development and biopharmaceutical innovation and his extensive knowledge on a broad range of drug development and life-sciences industry issues.

Robert E. Martell, M.D., Ph.D., has served on our board since September 2011. Since September 2009, Dr. Martell has been employed by the Tufts Medical Center, serving as both the Director of the Neely Center for Clinical Cancer Research, overseeing oncology clinical research, and the Leader of the Cancer Center’s Program in Experimental Therapeutics, where he is responsible for developing the center’s Phase I oncology clinical development program. Dr. Martell is also an Associate Professor of Medicine at the Tufts University School of Medicine. From 2005 to 2009, Dr. Martell served as Vice President and Chief Medical Officer of MethylGene, a publicly-traded biotechnology company focused on the development of cancer therapeutics. From 2002 to May 2005, Dr. Martell also served as Director of Oncology Global Clinical Research at Bristol-Myers Squibb Company. From 2001 to 2005, Dr. Martell served concurrently as Assistant Clinical Professor of Oncology at Yale University School of Medicine and Staff Physician at the Veterans Affairs hospital. From 2000 to 2002, Dr. Martell worked at Bayer Pharmaceutical Division, where he oversaw the Phase I and Phase II studies. Dr. Martell received a B.A. in chemistry from Kalamazoo College, a Ph.D. in pharmacology from the University of Michigan, and an M.D. from Wayne State University. He completed his internal medicine internship and residency and medical oncology fellowship at Duke University Medical Center, where he was subsequently appointed Assistant Professor, Department of Medicine, Geriatrics and Medical Oncology. We believe that Dr. Martell’s qualifications to serve on our board include his expertise in oncology patient care as well as his industry experience in large pharmaceutical and smaller biotechnology companies and that his insights and perspectives are valuable to a small biotechnology company such as Curis.

James R. McNab, Jr. has served on our board since February 2000 and has served as Chairman of our board since May 2002. Mr. McNab is a co-founder and served as the chairman of the board of directors of Reprogenesis, Inc., a predecessor life science company, from July 1996 to July 2000. Since 1998, Mr. McNab has served as Chief Executive Officer and Chairman of Palmetto Pharmaceuticals, Inc., formerly eNOS Pharmaceuticals, Inc., a privately-held drug discovery company of which he is a co-founder. In addition, Mr. McNab is a co-founder of other privately-held companies, including Sontra Medical Corporation, a drug delivery company, and Parker Medical Associates, a manufacturer and worldwide supplier of orthopedic and sports-related products. Since January 2009, Mr. McNab has served as executive chairman of FirstString Research, Inc., a privately-held biopharmaceutical company. Mr. McNab received a B.A. in economics from Davidson College and an M.B.A. from the University of North Carolina at Chapel Hill. We believe that Mr. McNab’s qualifications to serve on our board include his decades of experience as chairman, founder and/or Chief Executive Officer of various pharmaceutical, medical device and biotechnology companies, including his experience as co-founder of one of our predecessor companies. Mr. McNab has also founded and managed companies in other industries and we believe that his broad range of entrepreneurial creation and oversight is valuable to a small biotechnology company such as Curis.

Daniel R. Passeri has served as our President and Chief Executive Officer and as a director since September 2001. From November 2000 to September 2001, Mr. Passeri served as our Senior Vice President, Corporate Development and Strategic Planning. From March 1997 to November 2000, Mr. Passeri was employed by GeneLogic Inc., a biotechnology company, most recently as Senior Vice President, Corporate Development and Strategic Planning. From February 1995 to March 1997, Mr. Passeri was employed by Boehringer Mannheim, a pharmaceutical, biotechnology and diagnostic company, as Director of Technology Management. Mr. Passeri received a J.D. from the National Law Center at George Washington University, an M.Sc. in biotechnology from the Imperial College of Science, Technology and Medicine at the University of London and a B.S. in biology from Northeastern University. We believe that Mr. Passeri’s qualifications to serve on our board include his extensive experience in corporate strategy and development, intellectual property strategy and oversight, and technology licensing, as each of these elements are critical to our overall business strategy.

Marc Rubin, M.D., has served on our board since June 2010. Since March 2009, Dr. Rubin has served as Executive Chairman of Titan Pharmaceuticals, Inc., a biopharmaceutical company, and he served as its President and Chief Executive Officer from October 2007 to January 2009. From June 2006 to February 2007, Dr. Rubin served as Head of Global Research and Development for Bayer Schering Pharma AG, a pharmaceutical company, as well as a member of the Executive Committee of Bayer Healthcare, a pharmaceutical and medical products company and subsidiary of Bayer AG, and the Board of Management of Bayer Schering Pharma AG. From October 2003 until the merger of Bayer AG and Schering AG in June 2006, Dr. Rubin was a member of the Executive Board of Schering AG, as well as Chairman of Schering Berlin Inc. and President of Berlex Pharmaceuticals, a division of Schering AG. From 1990 to August 2003, Dr. Rubin held various positions in global clinical and commercial development at GlaxoSmithKline plc, as well as the position of Senior Vice President of Global Clinical Pharmacology & Discovery Medicine from 2001 to 2003. Prior to his pharmaceutical industry career, Dr. Rubin completed subspecialty training and board certification in both medical oncology and infectious diseases at the National Cancer Institute within the National Institutes of Health from 1983 to 1986. From 1986 to 1989, Dr. Rubin also served as an Investigator and on the Senior Staff of the infectious diseases section at the National Cancer Institute. Dr. Rubin also serves as a director of FirstString Research, Inc., Galectin Therapeutics, Surface Logix, Inc. and the Rogosin Institute. Previously, within the past five years, Dr. Rubin served as a director of Medarex, Inc. Dr. Rubin holds an M.D. from Cornell University Medical College. We believe that Dr. Rubin’s qualifications to serve on our board include his extensive experience in clinical development as well as his medical, commercial and scientific expertise having held executive-level clinical development positions with Bayer Schering Pharma AG, Schering AG and GlaxoSmithKline plc.

James R. Tobin has served on our board since February 2000. From 1995 to July 2000, Mr. Tobin was a member of the board of directors of Creative BioMolecules, Inc., a predecessor life science company. Mr. Tobin is currently retired. From March 1999 to July 2009, Mr. Tobin served as Chief Executive Officer and President of Boston Scientific Corporation, a medical device company. Mr. Tobin was employed by Biogen, Inc. (now Biogen Idec), as President and Chief Executive Officer from February 1997 to December 1998 and President and Chief Operating Officer from February 1994 to February 1997. Prior to joining Biogen, Mr. Tobin was employed by Baxter International Inc., a health care products company, where he served as President and Chief Operating Officer from 1992 to 1994, as Executive Vice President from 1988 to 1992 and in various management positions prior to 1988. Mr. Tobin also serves as a director of Aptus Endosystems and TransMedics. During the past five years, Mr. Tobin served as a director of Boston Scientific Corporation and Applera Corporation. Mr. Tobin received an M.B.A. from Harvard Business School and a B.A. from Harvard College. We believe that Mr. Tobin’s qualifications to serve on our board include his decades of experience as President and Chief Executive Officer or Chief Operating Officer of three large biotechnology and medical device companies. In addition, his qualifications include his past experience as a director of Boston Scientific Corporation and one of our predecessor companies, as well as his experience in corporate strategy and organizational expertise.

Board Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF JAMES R. MCNAB, JR. AND JAMES R. TOBIN TO SERVE AS CLASS I DIRECTORS IS IN THE BEST INTERESTS OF CURIS AND OUR STOCKHOLDERS AND, THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that Curis is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our board of directors has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Investors – Governance section of our website, www.curis.com. Alternatively, you can request a copy of any of these documents by writing to our secretary at the following address: Curis, Inc., 4 Maguire Road, Lexington, MA 02421.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Curis and our stockholders. These guidelines, which provide a framework for the conduct of the board of directors’ business, provide that:

•	the board of directors’ principal responsibility is to oversee the management of Curis;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	all directors are encouraged to participate in continuing director education on an ongoing basis; and

•	periodically, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Determination of Independence

Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of our board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board has determined that none of Ms. Bayh, Mr. Greenacre, Dr. Kaitin, Dr. Martell, Mr. McNab, Dr. Rubin or Mr. Tobin has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Stock Market, Inc. Marketplace Rules.

Board Meetings and Attendance

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors attended the 2011 annual meeting of stockholders, except Dr. Joseph M. Davie, a former director who resigned in September 2011, and Dr. Martell, who was elected after the 2011 annual meeting. The board met nine times during the fiscal year ended December 31, 2011, either in person or by teleconference. During the fiscal year ended December 31, 2011, all of our directors attended at least 75% of our board meetings and meetings of the committees on which he or she then served.

Board Leadership Structure

Our board has chosen to separate the role of our chief executive officer and the role of chairman of our board. We believe that this separation is appropriate since our chief executive officer is responsible for the strategic direction of our company, while the chairman of our board is responsible for overseeing the function of the board and for providing guidance to our chief executive officer as needed.

Board’s Role in Risk Oversight

The chairman of our board along with the audit committee and the nominating and corporate governance committee are primarily responsible for the oversight of risk and for periodically reporting on such risk oversight to the full board.

Board Committees

Our board has established three standing committees – audit, compensation, and nominating and corporate governance – each of which operates under a charter that has been approved by our board. Current copies of each committee’s charter are posted on our website, www.curis.com.

Our board has determined that all of the members of each of the board of directors’ three standing committees are independent as defined under the rules of the Nasdaq Stock Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Our board has also established a science and technology committee which operates under a charter that has been approved by our board. A current copy of the committee charter is posted on our website.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•

pre-approving all audit and non-audit services of our independent registered public accounting firm, except for de minimis non-audit services which are approved in accordance with applicable SEC rules, including meeting with our independent registered public accounting firm prior to the annual audit to discuss the planning and staffing of the audit;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures, earnings releases and other publicly disseminated financial information;

•

reviewing and discussing with our independent registered public accounting firm matters concerning the quality, not just the acceptability, of our accounting determinations, particularly with respect to judgmental areas;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management on a quarterly basis;

•	reviewing and approving or ratifying any related person transactions;

•

establishing, and periodically reviewing, complaint procedures for (i) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report required by SEC rules, which is included on page 19 of this proxy statement.

The members of the audit committee are Ms. Bayh, Mr. Greenacre (Chair) and Mr. McNab. The audit committee met seven times during the fiscal year ended December 31, 2011. The board of directors has determined that Mr. Greenacre is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

The compensation committee’s responsibilities include:

•	determining the chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 21 of this proxy statement;

•	preparing the compensation committee report required by SEC rules, which is included on page 43 of this proxy statement; and

•	reviewing and making recommendations to the board with respect to management succession planning.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”

The members of the compensation committee are Ms. Bayh, Dr. Kaitin and Mr. Tobin (Chair). The compensation committee met six times during the fiscal year ended December 31, 2011.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees; and

•	overseeing an annual evaluation of the board.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

The current members of the nominating and corporate governance committee are Dr. Kaitin (Chair), Mr. Greenacre and Dr. Rubin. The nominating and corporate governance committee met three times during the fiscal year ended December 31, 2011.

Science and Technology Committee

The science and technology committee’s responsibilities include:

•	reviewing, evaluating, and advising the board and management regarding the long-term strategic goals and objectives and the quality and direction of the company’s research and development programs;

•	monitoring and evaluating trends in research and development, and recommending to the board and management emerging technologies for building the company’s technological strength;

•	recommending approaches to acquiring and maintaining technology positions;

•	advising the board and management on the scientific aspects of business development;

•	regularly reviewing the company’s research and development pipeline;

•	assisting the Board with its oversight responsibility for enterprise risk management in areas affecting the company’s research and development; and

•	reviewing such other topics as delegated to the committee from time to time.

The current members of the science and technology committee are Dr. Rubin and Dr. Martell.

Executive and Director Compensation Processes

The compensation committee oversees our compensation programs. In this capacity, the compensation committee determines and approves all compensation decisions related to our executive officers. In addition, the compensation committee periodically reviews and makes recommendations to the board with respect to director compensation. With respect to the grant of equity compensation awards and the grant of cash awards, if any, structured under our stock incentive plan as performance-based compensation that is exempt from Section 162(m) of the Internal Revenue Code of 1986, as amended, the compensation committee may form, and delegate authority to, one or more subcommittees as it deems appropriate from time to time under the circumstances (including (a) a subcommittee consisting of a single member and (b) a subcommittee consisting of at least two members, each of whom qualifies as a “non-employee director,” as such term is defined from time to time in Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as such term is defined from time to time in Section 162(m) of the Internal Revenue Code of 1986, as amended). The compensation committee did not form or delegate authority to any subcommittees during the fiscal year ending December 31, 2011.

The compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. The compensation committee also has authority to commission compensation surveys or studies as the need arises. Periodically, the compensation committee retains an independent third party compensation consultant to review director and officer compensation. The compensation committee last engaged a compensation consultant during fiscal year 2010 to review director and officer compensation.

Compensation committee meetings typically have included, for all or a portion of each meeting, our chief financial officer and, for meetings in which executive officer compensation decisions are made, the chairman of our board and our chief executive officer. The compensation committee typically seeks the chairman’s input in compensation matters involving our chief executive officer. The chief executive officer provides input on all other executive officer compensation matters including the appropriate mix of compensation for such other officers. The chief executive officer and the chief financial officer do not attend the portion of any meeting during which any decisions regarding their respective compensation are made.

Risks Arising from Compensation Policies and Practices

Employee compensation generally consists of salary, stock option awards and, depending on overall company performance among other things, discretionary cash bonus payments. We have reviewed our compensation policies and practices for all employees and have concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our company.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee will apply the criteria set forth in its charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, freedom from conflicts of interest and the ability to act in the interests of all stockholders. Our nominating and corporate governance charter provides that the value of diversity on our board should be considered by the nominating and corporate governance committee. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. We do not discriminate against candidates based on their race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting candidate names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Secretary, Curis, Inc., 4 Maguire Road, Lexington, MA 02421. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board of directors, by following the procedures set forth under “Stockholder Proposals for 2013 Annual Meeting.”

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the board of directors is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the Chairman of the Board of Directors, c/o Secretary, Curis, Inc., at 4 Maguire Road, Lexington, MA 02421.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We have posted a current copy of the code on our website, www.curis.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers of, any provision of the code. We have not had any waivers of any provision of this code as of the date of this proxy statement.

Policies and Procedures for Related Person Transactions

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Curis is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief financial officer and/or general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction at the next meeting of the committee. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually. The audit committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The audit committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with Curis’ best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, and (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Related Person Transactions

We are party to a Drug Development Partnership and License Agreement for CUDC-906 and CUDC-908 (the “License Agreement”), effective as of February 24, 2012, with Guangzhou BeBetter Medicine Technology Company Ltd., a company organized under the laws of the People’s Republic of China (“GBMT”). Dr. Changgeng Qian, our former Senior Vice President, Discovery and Preclinical Development, is the founder, owner, and legal representative of GBMT. Under the terms of the License Agreement, we granted to GBMT an exclusive royalty-free license, with the right to grant sublicenses subject to certain conditions, to develop, manufacture, market and sell any product containing CUDC-906 or CUDC-908 in the GBMT Territory (China, Macau, Taiwan and Hong Kong). In addition, we granted to GBMT a non-exclusive, royalty-free manufacturing license, with the right to grant sublicenses subject to certain conditions, to manufacture CUDC-906 or CUDC-908 or any product containing CUDC-906 or CUDC-908 outside of the GBMT Territory solely to import the compounds or products into the GBMT Territory. We have agreed to pay up to $400,000 under the License Agreement for certain IND-enabling activities, of which none has been paid to date.

Audit Committee Report

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2011, and has discussed these financial statements with our management and our independent registered public accounting firm.

Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for conducting an independent audit of our annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61, as amended, requires our independent registered public accounting firm to discuss with the audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm their independence from Curis.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted by the audit committee of our board of directors.

Martyn D. Greenacre (Chair)

Susan B. Bayh

James R. McNab, Jr.

Independent Registered Public Accounting Firm’s Fees and Other Matters

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years:

Fee Category	2011	2010
Audit Fees (1)	$315,000	$305,000
Audit-related fees (2)	56,500	35,000
All Other Fees (3)	1,800	1,500

Total Fees	$373,300	$341,500

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. 100% of the audit fees for 2011 and 2010 were pre-approved by the audit committee. These amounts exclude reimbursement of out of pocket expenses of $3,250 for each of 2011 and 2010.
(2)	Audit-related fees for 2011 consist of fees associated with a comfort letter for our at-the-market sales agreement entered into in July 2011. Audit-related fees for 2010 consist of fees associated with our registered direct offering which was initiated in December 2009, including a comfort letter. In addition, in 2010 we incurred fees associated with various registration statement filings. 100% of the audit-related fees for 2011 and 2010 were pre-approved by the audit committee.
(3)	Other fees consist of an annual license fee for use of Comperio, accounting research software. None of the other fees incurred during 2011 and 2010 were for services provided under the de minimis exception to the audit committee pre-approval requirements. 100% of these fees for 2011 and 2010 were pre-approved by the audit committee.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the audit committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for our executive officers identified in the “Summary Compensation Table.” Our executive officers consist of our chief executive officer, our chief financial officer, the two other most highly compensated executive officers who were serving as executive officers on December 31, 2011, and one former executive officer who would have been one of the three most highly compensated executive officers but for the fact that he was not serving as an executive officer at the end of the year, whom we refer to collectively as our “named executive officers.” In this Compensation Discussion and Analysis and the discussion that follows, we include information with respect to Dr. Qian, our former senior vice president of research and preclinical development, who ceased to serve as an officer in February 2012, and Dr. Mitchell Keegan, our former vice president of drug development, who ceased to serve as an officer in October 2011. Information concerning compensation paid to Dr. Qian and Dr. Keegan is included in accordance with the requirements of the SEC’s proxy disclosure rules. Compensation decisions for our executive officers are made by the compensation committee of our board of directors.

At our June 2011 annual meeting, we held our first “say-on-pay” advisory stockholder vote on the compensation of our named executive officers. The compensation committee noted that our proposal regarding the say-on-pay vote was supported among our stockholders. For our fiscal year 2011 and 2012 executive compensation programs, no specific component of the program was altered based on the results of the say-on-pay vote. Our compensation committee and our board of directors believe that our executive compensation has been appropriately tailored to our business strategies, aligns pay with performance, and reflects best practices regarding executive compensation. The committee will continue to consider stockholder sentiments about our core principles and objectives when determining executive compensation.

Executive Summary

The compensation paid to our named executive officers in 2011 reflected our primary objectives of attracting and retaining key executive officers critical to our long-term success, recognizing and rewarding overall company performance and each executive officer’s individual performance and level of responsibility, as well as continuing to align our executive officers’ incentives with stockholders’ interests.

2011 Corporate Results

We and our collaborators achieved a number of our key corporate goals and objectives in 2011 including:

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FDA approval by our collaborator Genentech, a member of the Roche Group, of Erivedge™ (vismodegib) capsule, a hedgehog pathway inhibitor for the treatment of adults with a type of skin cancer, called basal cell carcinoma, that has spread to other parts of the body or that has come back after surgery or that their healthcare provider decides cannot be treated with surgery or radiation and the filing by Roche of a marketing authorization application for Erivedge with the European Medicines Agency, resulting in an aggregate of $24 million in milestone payments to Curis in 2011;

•	the completion of our phase I expansion study of CUDC-101, our HDAC, EGFR and Her2 inhibitor, in breast, gastric, head and neck, liver and non-small cell lung cancer patients;

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the initiation of a phase I dose escalation study of CUDC-101 in combination with standard-of-care cisplatin and radiation in human papillomavirus negative locally advanced head and neck cancer patients;

•	the advancement of a preclinical oral formulation of CUDC-101 towards planned phase I clinical testing in 2012;

•	the selection of CUDC-907, our HDAC and PI3K inhibitor, as a development candidate, and advancement of this molecule towards planned phase I clinical testing in 2012;

•

the entry into an agreement with The Leukemia & Lymphoma Society, or LLS, under which LSS will fund approximately 50% of our direct costs associated with the early stage clinical development of CUDC-907 if we succeed in advancing this development candidate into a clinical trial for patients with B-cell lymphoma and multiple myeloma;

•	continued progress in our research and development activities on our other preclinical proprietary targeted cancer programs;

•	the completion by our licensee Debiopharm of phase I clinical testing of heat shock protein 90, or Hsp90, compound Debio 0932;

•

the expansion of our clinical development capabilities, highlighted by our hiring in November 2011 of Maurizio Voi, M.D. as our Chief Medical and Chief Development Officer, who brings us approximately 25 years of cancer drug development experience, including senior positions at Pfizer, Bristol Myers-Squibb and Eli Lilly and Company; and

•	meeting planned objectives within our 2011 operating budget.

Pay-for-Performance

In 2011, the compensation committee adhered to its long-standing pay-for-performance philosophy. As such, a significant portion of total 2011 executive compensation was comprised of cash incentives and long-term compensation based on corporate performance. The average of our executive officers’ base salary comprised 52% of total executive officer compensation.

Key compensation decisions for 2011 were as follows:

•	Our compensation committee did not change the base salaries for our executive officers from base salaries that were set in February 2010.

•

In January 2011, the compensation committee approved the payment of a discretionary one-time bonus to our executive officers of an aggregate of $158,334 in recognition of the achievement of key 2010 operating goals. These discretionary bonuses ranged between 7% and 14% of the respective executive officer’s 2010 base salary.

•

In January 2011, the compensation committee approved a cash incentive award program for our executive officers pursuant to which each of the named executive officers was entitled to receive a cash incentive award that is contingent upon the compensation committee’s determination that we had achieved specified capital raising transaction objectives for the fiscal year ended December 31, 2011. Specifically, the program provides that each executive officer who is serving as an executive officer on the date the award is paid will be entitled to receive a cash incentive award based upon the company having actually received or having earned the unconditional right to receive, at any point on or after January 1, 2011 and on or before December 31, 2011, $20.0 million of additional working capital such as in the form of unrestricted cash payments through milestones, license fees or other payments under existing or new collaborations and/or through the sale of equity to one or more third parties, provided that such equity sale is at a fair market value that exceeds the fair market value of the common stock as of January 7, 2011. The compensation committee retained the authority and discretion to amend, modify, alter or terminate the cash incentive program at any time based upon such factors as the compensation committee deemed appropriate. In January 2012, the compensation committee determined that it would award cash incentive payments to executive officers at 100% of target levels based upon the company’s performance during the year, notwithstanding that the company did not fully meet the prescribed target for capital raising, resulting in cash incentive awards to Messrs. Passeri, Gray and Noel and Dr. Qian at a total costs of $425,000.

•

In January 2011, the compensation committee granted stock options to our executive officers that had an expected value on a Black-Scholes basis that was between the 50th and 75th percentiles of the then-applicable peer group. The purpose of these equity grants was to create an incentive for our executive officers to increase stockholder value over time through stock price growth, thereby aligning our executives’ interests with those of our stockholders.

In 2011, our compensation committee also considered whether or not to implement stock ownership guidelines for our executive officers and directors. Based upon the fact that the current stock ownership of our officers and directors is aligned with prevalent practice, the compensation committee determined that it would continue to monitor the adoption of ownership policies among Curis’ peer group and the broader pre-commercial life sciences sector and would not recommend the implementation of stock ownership guidelines at this time.

Our Compensation Program

The primary objectives of the compensation committee with respect to executive officer compensation are to:

•	attract and retain key executive officers critical to our long-term success;

•	recognize and reward overall company performance and each executive officer’s individual performance and level of responsibility; and

•	align our executive officers’ incentive compensation with stockholder interests.

To achieve these objectives, the compensation committee has previously set base salary and total cash compensation at approximately the 50th percentile and long-term incentive compensation at the 75th percentile of peer company benchmarking data. In September 2010, our compensation committee retained Towers Watson to serve as an independent outside consultant reporting directly to the compensation committee with respect to executive and director compensation and stock ownership guidelines. Towers Watson was engaged to, among other things, conduct a benchmarking assessment of our executive officer compensation. Our compensation committee did not retain Towers Watson in 2011, since the compensation committee believed that peer group compensation levels were unlikely to have changed materially since December 2010. The compensation committee historically has engaged Towers Watson every other year and intends to retain Towers Watson in 2012 to conduct an independent review of executive officer and director compensation. The results of the 2010 benchmarking assessment were presented to our compensation committee and were utilized by our compensation committee in setting 2011 compensation for our executive officers and were also taken into consideration by the compensation committee in setting 2012 compensation for our executive officers. The benchmarking was based upon:

•

comparative compensation data for 14 companies in our industry that were recommended by Towers Watson and adopted by the compensation committee as appropriate peer companies based upon each company’s financial profile, state of development and oncology focus; and

•	a review of executive officer compensation data for companies in the 2010 Radford Global Life Sciences Compensation Survey with a headcount of less than 50 employees.

The peer group companies were as follows:

Antigenics, Inc.	Keryx Biopharmaceuticals, Inc.
Arqule, Inc.	Oxigene, Inc.
AVEO Pharmaceuticals, Inc.	Pharmacyclics Inc.
Celldex, Inc.	Sunesis Pharmaceuticals, Inc.
Idera Pharmaceuticals, Inc.	Telik, Inc.
Immunomedics, Inc.	Threshold Pharmaceuticals, Inc.
Infinity Pharmaceuticals, Inc.	ZIOPHARM Oncology, Inc.

The elements of compensation included in the benchmarking assessment consisted of base salary, short-term annual incentive compensation opportunities, total cash compensation, the fair value of long-term incentive awards and actual total direct compensation for each of our executive officers as compared to the peer group companies. Towers Watson conducted a competitive analysis of compensation at the 25th, 50th and 75th percentiles of the benchmarking data. The benchmarking assessment showed that our executive officers’ 2011 base salary levels were generally at or below the 50th percentile of our peer group companies, but that total 2011 cash compensation paid to our executive officers, which includes short-term incentive awards, were generally at or above the 50th percentile. Long-term incentive compensation approximated the 50th percentile but was well below the 75th percentile of the peer group companies.

Other than pursuant to its September 2010 engagement, Towers Watson does not currently provide any other services to our compensation committee or to us.

In determining executive officer compensation, the compensation committee also considers the overall performance and financial condition of the company and each individual executive officer’s performance in contributing to company performance. The compensation committee also considers its desire to retain adequate shares available for future grant in our 2010 stock incentive plan when determining the size of stock awards to its executive officers. The company’s corporate goals and objectives are established through a process that involves input by our board and executive officers, including our chief executive officer. Management reports on progress towards the achievement of these goals as part of our periodic board of directors meetings. The compensation committee believes that aligning executive compensation with the successful achievement of these goals has the potential to create long-term value for our stockholders.

Our chief executive officer evaluates the performance of each of the other executive officers at least once annually against established company goals and objectives for such executive officer and also takes into consideration each executive officer’s contribution to the achievement of company goals and objectives. These annual assessments are provided either orally or through a written periodic review. The chief executive officer provides recommendations to the compensation committee for all elements of compensation of our other executive officers based upon these evaluations, and the compensation committee considers our chief executive officer’s assessments when determining compensation for our executive officers other than our chief executive officer. The compensation committee evaluates the performance of the chief executive officer based upon its assessment of the chief executive officer’s performance, and this assessment is updated at periodic meetings as well as through recommendations from the chairman of our board of directors. Our chief executive officer does not participate in the determination of his own compensation.

For a further discussion of the processes and procedures used by our compensation committee in considering and determining executive and director compensation, see “Executive and Director Compensation Processes” beginning on page 15 of this proxy statement.

Elements of Compensation and Analysis of 2011 Payments

The elements of executive officer compensation vary from year to year and generally consist of the following:

•	base salary;

•	discretionary annual bonuses;

•	short-term cash incentives;

•	stock option and restricted stock awards;

•	insurance, retirement and other employee benefits; and

•	change in control and severance benefits.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. The compensation committee, after considering information including company performance, individual executive officer performance, the financial condition of the company, benchmarking data and other market compensation for executive officers at other similarly-sized oncology-focused companies, determines what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Base salaries for our executive officers are established based on the scope of their responsibilities, periodically taking into account competitive market compensation paid by other companies for similar positions as well as the financial condition of the company. Base salaries are reviewed annually, and adjusted from time to time to reflect promotions and to realign salaries with market levels after taking into account individual responsibilities, performance and experience as well as the financial health of the company. The compensation committee generally believes that executive officer base salaries should approximate the 50th percentile of the range of salaries for executive officers in similar positions with similar responsibilities at comparable companies.

Our compensation committee set the base salaries for our executive officers in 2011 at the same levels as 2010. The base salaries for our executive officers for 2011 were: (i) Mr. Passeri, $400,000; (ii) Mr. Gray, $300,000; (iii) Dr. Keegan, $250,000; (iv) Mr. Noel, $215,000; and (v) Dr. Qian, $275,000.

Previously, in February 2010, base salary adjustments for Mr. Passeri and Mr. Gray were made to bring their salaries back to their respective levels prior to October 2008 salary reductions when our compensation committee reduced the base salaries for our executive officers as part of our efforts to conserve our cash resources and in reaction to unfavorable general economic and capital market conditions existing at the time. The compensation committee also granted stock awards in 2008 in order to offset the concomitant decrease in base compensation for each executive officer. Mr. Noel’s base salary increased $5,000, or 2.4%, above the October 2008 level. Dr. Qian’s base salary increased $25,000, or 10%, above the October 2008 level primarily based on his promotion to senior vice president, discovery and preclinical development.

The base salary amounts for our executive officers for fiscal year 2011 were generally below the compensation committee’s 50th percentile benchmark target. However, in determining to not increase base salaries for 2011, the compensation committee considered its implementation, discussed in greater detail below, of a 2011 short-term cash incentive program which, if paid out, would have the effect of providing for additional 2011 cash compensation to our executive officers. Our compensation committee believed that allocating a significant amount of our executive officers’ cash compensation to their achievement of defined objectives under the 2011 short-term cash incentive plan closely aligned our executive officers’ interests with those of our stockholders.

In January 2012, the compensation committee set base salary amounts for our executive officers for fiscal year 2012 as compared with 2011 amounts as follows: (i) Mr. Passeri, from $400,000 to $450,000; (ii) Mr. Gray, from $300,000 to $350,000; (iv) Mr. Noel, from $215,000 to $225,000 and (iv) Dr. Qian, remaining at $275,000. Dr. Keegan served as our vice president of drug development until October 2011 and as such is no longer employed by us. The compensation committee made these January 2012 adjustments to base salaries for Messrs. Passeri, Gray and Noel primarily in recognition of the performance of our executive officers in leading Curis to meet a substantial portion of its key 2011 operating goals, our improved financial condition at January 2012 when compared to the start of the prior year, and our positive financial outlook for 2012, including FDA approval of Erivedge™ in the U.S. and anticipated approval in Europe.

Discretionary Bonuses

The compensation committee maintains the authority to award discretionary annual cash bonuses to our executive officers that are largely driven by both corporate performance against goals established at periodic board meetings and individual performance, as well as our financial capacity to pay such bonuses. The compensation committee does not grant bonuses every year, but granted bonuses in 2010 and 2011 to reward executive officer performance as our financial condition and outlook improved.

In January 2011, the compensation committee approved the payment of a discretionary one-time bonus to our executive officers of an aggregate of $158,334. These discretionary bonuses ranged between 7% and 14% of the respective executive officer’s 2010 base salary. The compensation committee determined to pay these bonuses in recognition for the achievement of key 2010 operating goals. When determining the amount of the bonus payments, the compensation committee considered, among other factors, the dollar amount of total bonus payments for 2010 and the size of such additional bonuses as a percentage of total potential payouts under the 2011 short-term cash incentive payment program (as further described in “2011 Short-Term Cash Incentive Plan” below).

One-time discretionary bonus payments were made to our executive officers in January 2011 as follows:

Name	Discretionary bonus payment amount for 2010 performance
Daniel R. Passeri	$50,000
Michael P. Gray	$41,667
Mark W. Noel	$16,667
Changgeng Qian, Ph.D., M.D.(1)	$33,333
Mitchell Keegan, Ph.D.(2)	$16,667

(1)	Dr. Qian ceased to serve as an officer in February 2012.
(2)	Dr. Keegan ceased to serve as an officer in October 2011.

2011 Short-Term Cash Incentive Plan

Our compensation committee approved a 2011 short-term cash incentive award program for our executive officers. In order to set a target of total cash compensation at approximately the 50th percentile of peer companies, the compensation committee determined to combine potential cash compensation under this short-term incentive plan with fiscal year 2011 base salaries for our executive officers, which were generally below the compensation committee’s 50th percentile target. Our compensation committee believed that allocating a meaningful amount of our executive officers’ total cash compensation to the achievement of objectives under the 2011 short-term incentive plan aligned our executive officers’ interests with those of our stockholders. Under this plan, our executive officers were entitled to receive a cash incentive award, which was contingent upon the compensation committee’s determination that we achieved specified capital raising transaction objectives for the fiscal year ended December 31, 2011. Specifically, each executive officer who was serving as an executive officer on the date the award was paid would be entitled to receive a cash incentive award based upon our having actually received or having earned the unconditional right to receive, at any point on or after January 1, 2011 and on or before December 31, 2011, $20.0 million of additional working capital such as in the form of unrestricted cash payments through milestones, license fees or other payments under existing or new collaborations and/or through the sale of equity to one or more third parties, provided that such equity sale is at a fair market value that exceeds the fair market value of the common stock as of January 7, 2011. The 2011 short-term cash incentive award program has been administered by the compensation committee and the compensation committee has retained the authority and discretion to amend, modify, alter or terminate the cash incentive program at any time based upon such factors as the compensation committee deems appropriate. The compensation committee established the potential cash payments under the 2011 short-term cash incentive award program based on its review of benchmarking information provided by Towers Watson and each executive officer’s relative contribution to the achievement of our strategic goals. The compensation committee determined that it would award cash incentive payments to executive officers at 100% of target levels based upon the company’s performance during the year, notwithstanding that the company did not fully meet the prescribed target for capital raising during 2011. On January 5, 2012, the compensation committee approved the payment of bonuses under this cash incentive award program to each of the named executive officers as follows:

Name	Total 2011 Cash Incentive Amount Payable	Percentage of 2011 Base Salary
Daniel R. Passeri	$150,000	38%
Michael P. Gray	$125,000	42%
Mark W. Noel	$50,000	23%
Changgeng Qian, Ph.D., M.D.(1)	$100,000	36%

(1)	Dr. Qian ceased to serve as an officer in February 2012.

2012 Short-Term Cash Incentive Plan

On February 6, 2012, the compensation committee approved a 2012 short-term cash incentive program for executive officers. The cash incentive program is designed to motivate our executive officers to achieve specified performance objectives for fiscal year 2012 and to reward them for their achievement assuming those objectives are met. To be eligible, an executive officer must be designated by the compensation committee or independent board members as eligible to receive payments under the cash incentive program, must be serving as an executive officer at the time the award is paid and must have achieved a performance evaluation at a “meets expectations” or higher level within our evaluation framework. The compensation committee has determined that the following executive officers are currently eligible to participate in the cash incentive program: Daniel R. Passeri, Maurizio Voi, M.D., Michael P. Gray and Mark Noel.

The cash incentive program is administered by the compensation committee. The compensation committee has the authority and discretion to modify performance goals under the cash incentive program and has the right to amend, modify or terminate the cash incentive program at any time. The compensation committee has established the following target short-term incentive payment amounts, referred to herein as target amounts, for each executive officer:

Designated Executive Officer	2012 Annual Base Salary	Target Incentive Compensation Payment as a Percentage of 2012 Annual Base Salary, Assuming Performance at the 100% Level
		(%)	($)
Daniel R. Passeri	$450,000	45%	$202,500
Maurizio Voi	$400,000	35%	$140,000
Michael P. Gray	$350,000	35%	$122,500
Mark Noel	$225,000	25%	$56,250
Total	$1,425,000	100%	$521,250

The compensation committee has established four weighted categories of corporate goals for 2012. The four categories of corporate goals for 2012 generally relate to the following:

•

the establishment of the maximum tolerated dose of CUDC-101, the company’s lead candidate from its targeted cancer programs, in combination with cisplatin, a chemotherapeutic drug, and radiation in the company’s ongoing Phase I clinical trial in locally advanced head and neck cancer patients, and achievement of clinical trial enrollment;

•	progress in preclinical efforts on an oral formulation of CUDC-101, including filing an investigational new drug application (“IND”) and commencing treatment of patients;

•	progress in preclinical efforts on CUDC-907, a development candidate from the company’s targeted cancer programs, including filing an IND and commencing treatment of patients; and

•	financial performance objectives, including cash management and capital objectives.

The foregoing four categories have been further delineated into three levels of potential achievement: “Threshold;” “Target;” and “Maximum.” Cash incentive payments may be paid based upon the degree to which each category of corporate goals has been achieved on this continuum, if at all. For each of the four categories, achievement of performance at the “Threshold” level results in a weighted payment of no less than 50% of the target amount set forth above, achievement of performance at the “Target” level results in a weighted payment equal to 100% of the target amount set forth above, and achievement of performance at the “Maximum” level results in a weighted payment of no more than 150% of the target amount set forth above.

The awards, if any, generally will be paid in cash. The compensation committee has sole discretion, however, to pay an award using a combination of cash and equity or all equity, any such equity being issued pursuant to the company’s 2010 stock incentive plan. If the compensation committee determines that such payment will be made in whole or in part in the form of equity, the compensation committee shall have the sole discretion to determine the nature, amount and other terms of such equity award. Payment of the awards, if any, will be made after the completion of fiscal year 2012 and no later than March 15, 2013.

In the event of the consummation of a change in control of the company on or before December 31, 2012, short-term incentive amounts shall be paid out at 100% of target upon such change in control.

Long-Term Incentive Program

The compensation committee believes that long-term value creation is achieved through an ownership culture that encourages performance by our executive officers through the use of stock and stock-based awards. We have established our stock compensation plans to provide our employees, including our executive officers, with incentives to help align employee interests with the interests of our stockholders. The compensation committee believes that the use of stock-based awards is an important approach to achieving our compensation goals. The exercisability of stock options and the vesting of restricted stock awards are generally time-based. All the value received by the recipient from a stock option is based on the growth of the stock price above the option exercise price. Our executive officers have historically paid par value, $0.01, per share of common stock underlying restricted stock awards. Accordingly, the value received by the recipient for a restricted stock award is equal to the difference between the fair market value of our common stock on the date the restricted stock award is granted and the $0.01 per share paid for such restricted stock, plus any future growth of the stock price after such grant date.

We have not adopted stock ownership guidelines and our stock compensation plans have provided the principal method for our executive officers to acquire equity in our company. In December 2010, the compensation committee requested that Towers Watson research stock ownership guidelines for both executive officers and independent directors among development-stage life sciences companies. Towers Watson analyzed the most recent proxy filings of seventeen development-stage biopharma organizations, including the fourteen peer group companies used in the executive compensation analysis, to determine both the prevalence and design of executive stock ownership requirements. Of these seventeen organizations, only three (or 18%) employed stock ownership guidelines. Towers Watson also noted that all of our executive officers would fulfill competitive market levels of ownership when both common shares owned outright and vested in-the-money stock options were counted towards the guidelines. Based on Towers Watson’s findings, the compensation committee determined that it would continue to monitor the adoption of ownership policies among our peer group and the broader pre-commercial life sciences sector but would not presently recommend the implementation of stock ownership guidelines.

Stock Options

Our 2010 stock incentive plan permits the grant of incentive and non-qualified stock options to our employees, directors and consultants. In the first quarter of 2010, our 2000 stock incentive plan expired in accordance with its terms and our 2000 director stock option plan had no available shares remaining under the plan. No additional awards will be made under these plans, although all outstanding awards under these plans will remain in effect until they are exercised or they expire in accordance with their terms.

The compensation committee or a majority of the independent directors serving on the board of directors review and approve stock option grants to our chief executive officer and the other executive officers. Stock option grants are made at the commencement of employment and then are generally granted annually in conjunction with the review of the individual performance of our executive officers. Grants may also be made following a significant change in job responsibilities or to meet other special retention or performance objectives. The review and approval of stock option awards to executive officers is based upon an assessment of individual performance, a review of each executive officer’s existing long-term incentives and retention considerations. In appropriate circumstances, the compensation committee considers the recommendations of Mr. Passeri, our chief executive officer (except with respect to his own compensation) and Mr. McNab, the chairman of our board of directors. Stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant and typically vest and become exercisable as to 25% of the shares underlying the award after the first year and as to an additional 6.25% of the shares underlying the award in each subsequent quarter, based upon continued employment over a four-year period. The options generally expire ten years after the date of grant. In certain circumstances, stock options have and may be granted with different vesting terms, such as a shorter vesting period or performance-based vesting.

In January 2011, the compensation committee granted the following stock options pursuant to our 2010 stock incentive plan to our executive officers:

Name	Number of Shares Underlying January 2011 Option Grants
Daniel R. Passeri	200,000
Michael P. Gray	125,000
Mark W. Noel	60,000
Changgeng Qian, M.D., Ph.D. (1).	125,000
Mitchell Keegan, Ph.D. (2)	60,000

(1)	Dr. Qian ceased to serve as an officer in February 2012.
(2)	Dr. Keegan ceased to serve as an officer in October 2011.

The compensation committee believes that targeting the 75th percentile is consistent with its desire to emphasize equity opportunity, align executive officer and stockholder interests and manage our cash consumption. In determining the size of each stock option grant awarded to our named executive officers in 2011, the compensation committee targeted the 75th percentile of value for the peer group established by Towers Watson, data from the related Radford Global Life Sciences Compensation Survey for long-term incentive compensation as well the compensation committee’s desire to preserve adequate common shares subject to future stock options and other stock awards that would be granted under the 2010 stock incentive plan. The 2011 awards to our chief executive officer and our chief operating and financial officer are significantly below the compensation committee’s goal of the 75th percentile of benchmark companies and are approximately 20% below the 75th percentile target for our other executive officers. In total, the underlying value of the stock options awarded to our executive officers was significantly below the compensation committee’s goal of the 75th percentile of benchmark companies and above the 50th percentile of this benchmark. After considering the factors described above, the compensation committee decided to grant the number of shares subject to stock option awards listed above primarily to preserve the currently available pool of shares that may be used for future awards under the 2010 stock incentive plan.

In January 2012, the compensation committee granted the following stock options from our 2010 stock incentive plan to our executive officers:

Name	Number of Shares Underlying January 2012 Option Grants	Percentage Increase/ (Decrease) from Prior Year Grants
Daniel R. Passeri	400,000	100%
Michael P. Gray	250,000	100%
Mark W. Noel	80,000	33%
Changgeng Qian, M.D., Ph.D. (1).	—	(100%)

(1)	Dr. Qian ceased to serve as an officer in February 2012.

The number of shares awarded to our executive officers in January 2012 increased as compared to our 2011 grants, both in absolute numbers and in underlying value at the time of grant. The compensation committee increased stock option awards in 2012, particularly to our chief executive officer and our chief operating and financial officer in part because of the 2011 contribution of the chief executive officer and chief operating and financial officer during 2011 in the company obtaining its primary 2011 operating goals as well as the fact that the 2011 awards were much lower than the compensation committee’s 75th percentile target.

Restricted Stock Awards

Our 2010 stock incentive plan permits the issuance of restricted stock awards to our employees, directors and consultants. The compensation committee generally does not make grants of restricted stock awards to our executive officers and no restricted stock awards were granted in 2011. The compensation committee generally favors the award of stock options over restricted stock in its annual compensation of our executive officers. Since the compensation committee grants stock options with exercise prices that are equal to the fair market value of our common stock on the grant date, the compensation committee believes that stock options closely align our executive officers’ interests with those of our stockholders as such stock options only generate value to our executive officers if the fair market value of our common stock rises.

2010 Employee Stock Purchase Plan

Executive officers are eligible to participate in our 2010 employee stock purchase plan. The plan permits participant employees to purchase company stock through payroll deductions of up to 15% of total cash compensation. The price of the stock is 85% of the lower of the fair market value of the stock at the beginning or the end of the offering period. In 2011, none of our executive officers participated in the 2010 employee stock purchase plan.

Other Compensation – Employee Benefits

Our employees, including our executive officers, are entitled to various employee benefits such as medical and dental expense coverage, flexible spending accounts, various insurance programs, an employee assistance program and paid time off. Executive officers are eligible to participate in our 401(k) retirement plan. Matching contributions to the 401(k) plan are at the discretion of the compensation committee of the board of directors.

Change in Control and Severance Payments

Each of our executive officers is party to an agreement or offer letter that obligates us to make payments to such executive officer in the event we terminate the executive officer’s employment without cause or the executive officer resigns for good reason (as defined in the applicable agreement or offer letter). We believe that our severance program is aligned with other comparable biotechnology companies and provides our executive officers with income protection in the event of an unplanned separation from employment. In addition, we are also obligated to make payments to each of our executive officers if he is terminated under specified circumstances within twelve months after a change in control. This is a so-called “double trigger” change in control arrangement because it provides for severance benefits only in the event of a change in control, the first trigger, followed by an employment termination under specified circumstances, the second trigger. Our 2000 and 2010 stock incentive plans provide that all plan participants, including our executive officers, are entitled to accelerated vesting of stock options and/or restricted stock awards upon certain events. In the event that a change in control occurs, 50% of the then unvested options of each plan participant, including executive officers, would become immediately exercisable and the restrictions underlying 50% of any restricted stock awards would lapse. In the event any executive officer leaves within one year after a change in control without cause or for good reason (each as defined in the applicable plan), then all remaining unvested stock options and restricted stock awards will become fully vested. Our 2000 and 2010 stock incentive plans generally define a change in control as a merger by us with or into another company or a sale of all or substantially all of our assets. We have determined to provide for these change in control arrangements because we recognize that, as is the case with many publicly-held corporations, the possibility of a change in control of our company exists and such possibility, and the uncertainty and questions which it may raise among our executive officers, could result in the departure or distraction of executive officers to the detriment of our company and our stockholders. As a consequence, our compensation committee has determined to provide such change in control related benefits to reinforce and encourage the continued employment and dedication of our executive officers without distraction from the possibility of a change in control and related events and circumstances.

Our change in control and severance arrangements with our executive officers do not obligate us to make any additional payments to “gross-up” any such compensation payable to such executive officers in order to offset income tax liabilities.

For a further description of the foregoing arrangements, see “Summary Compensation Table,” “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Considerations

We account for equity compensation paid to our employees under the rules of FASB Codification Topic 718 (formerly FAS 123(R)), which require us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. To date, these accounting requirements have not impacted our executive compensation programs and practices.

The Internal Revenue Service, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The compensation committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes that such payments are appropriate and in the best interests of us and our stockholders, after taking into consideration changing business conditions and the performance of our employees.

Summary Compensation Table

The following table sets forth information regarding compensation earned by each of our named executive officers for the fiscal years ending December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($)		Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Daniel R. Passeri Chief Executive Officer	2011 2010 2009	400,000 391,923 311,538	(3)	150,000 200,000 —	— — —		281,440 577,155 226,410	9,800 7,350 19,000	(5) (5) (5)	$841,240 1,176,428 556,948

Michael P. Gray Chief Operating Officer and Chief Financial Officer	2011 2010 2009	300,000 295,961 259,615	(3)	125,000 166,667 —	— — 51,423	(4)	175,900 353,503 135,846	9,800 7,350 19,000	(5) (5) (5)	610,700 823,481 465,884

Mark W. Noel Vice President, Technology Management and Intellectual Property	2011 2010 2009	215,000 212,900 196,269	(3)	50,000 66,667 —	— — —		84,432 158,708 56,603	8,600 6,387 14,829	(5) (5) (5)	358,032 444,662 267,701

Changgeng Qian (7) Senior Vice President, Research and Preclinical Development	2011 2010 2009	275,000 270,961 233,654	(3)	100,000 133,333 —	— — —		175,900 353,503 135,846	9,800 7,350 18,546	(5) (5) (5)	560,700 765,147 388,046

Mitchell Keegan (8) Vice President, Development	2011 2010 2009	192,308 247,981 233,654	(3)	— 66,667 —	— — —		84,432 86,514 151,474	8,526 7,350 12,808	(6) (5) (5)	285,266 408,512 397,936

(1)	Consists of bonuses approved by the compensation committee and accrued in our financial statements at December 31, 2011 and 2010. All of the 2011 bonuses earned were not paid until January 2012, and a portion of each officer’s bonus earned in 2010, $158,333 in the aggregate, was not paid until January 2011.
(2)

The amounts in this column reflect the aggregate grant date fair value of equity awards granted during the respective fiscal year, computed in accordance with FASB Codification Topic 718 and other relevant guidance, for awards pursuant to our 2000 and 2010 stock incentive plans. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012. During 2007, the officers were issued certain options, the exercisability of which was tied to a performance condition, the occurrence of which was not probable at the date of grant. The related performance conditions were met in 2010. The following table denotes the maximum value of these 2007 options which are included in the Summary Compensation Table:

Name	Maximum Value of 2007 Performance Condition Options
Daniel R. Passeri	$288,775
Michael P. Gray	173,265
Mark W. Noel	72,194
Changgeng Qian (7)	173,265

(3)	This amount reflects 27 pay periods in 2009 (vs. 26 pay periods in each of 2011 and 2010) because the pay period ending January 1, 2010 was paid on December 31, 2009 due to a bank holiday.
(4)	This amount reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2009 in accordance with FASB Codification Topic 718, of an award pursuant to our 2000 stock incentive plan of 79,113 shares of restricted stock at a purchase price of $0.01 per share, on October 24, 2008, when the fair market value was $0.79 per share and includes only that portion of the stock award that vested during 2009. Assumptions used in the calculation of this amount are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2010.
(5)	Consists of 401(k) contributions made by us.
(6)	Represents Dr. Keegan’s earned vacation that was paid to him upon his resignation in October 2011.
(7)	Dr. Qian ceased to serve as an officer in February 2012.
(8)	Dr. Keegan ceased to serve as an officer in October 2011.

Grants of Plan-Based Awards

The following table sets forth information regarding awards under our 2010 stock incentive plan to our named executive officers during the fiscal year ended December 31, 2011.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards (3)
Daniel R. Passeri	01/07/11	200,000	$2.15	$281,440
Michael P. Gray	01/07/11	125,000	2.15	175,900
Mark W. Noel	01/07/11	60,000	2.15	84,432
Changgeng Qian (4)	01/07/11	125,000	2.15	175,900
Mitchell Keegan (5)	01/07/11	60,000	2.15	84,432

(1)

Such stock options will expire 10 years from date of grant. Such stock options will vest over a period of four years with 25% of the shares underlying the grant vesting on January 7, 2012 and an additional 6.25% of the shares underlying the grant vesting on each successive three-month period until the option is fully vested on the fourth anniversary of the grant date, subject to the continued employment of the executive officer. Under the terms of the 2010 stock incentive plan, a change in control occurs in the event we merge with or into another company or we sell all or substantially all of our assets. At the time of a change in control, 50% of the then unvested options held by each plan participant, including executive officers, would become immediately exercisable and the restrictions on restricted stock awards would lapse with respect to 50% of the number of shares that otherwise would have first become free from restrictions after the date of the change in control. In addition, under the terms of the 2010 stock incentive plan, in the event an executive officer terminates his employment for good reason (as defined in the plan) or we terminate the executive officer without cause (as defined in the plan) within one year after a change in control, then all options and restricted stock held by the executive officer would become fully vested upon such termination.
(2)	The exercise price per share is equal to the closing price per share of our common stock on the date of grant.
(3)	The amounts shown in this column represent the total grant date fair value of each stock and option award as determined in accordance with FASB Codification Topic 718.
(4)	Dr. Qian ceased to serve as an officer in February 2012.
(5)	Dr. Keegan ceased to serve as an officer in October 2011.

We have entered into employment agreements with our named executive officers, as described below under “Employment Agreements” and “Indemnification of Executive Officers.”

Base salary accounted for approximately 59.5% of the total compensation of the named executive officers for 2009. Salary and bonus payments accounted for approximately 56.7% of the total compensation of the named executive officers for 2010. Salary and bonus payments accounted for approximately 68.1% of the total compensation of the named executive officers for 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2011.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Daniel R. Passeri	—	200,000	$2.15	1/07/2021
	87,500	112,500	$2.27	2/02/2020
	206,250	93,750	$1.07	2/05/2019
	202,000	—	$0.79	10/24/2018
	281,250	18,750	$1.43	1/25/2018
	500,000	—	$1.39	6/06/2017
	390,000	—	$1.57	5/31/2016
	175,000	—	$3.98	6/01/2015
	175,000	—	$4.56	6/25/2014
	450,000	—	$2.43	5/13/2013
	76,250	—	$1.09	9/25/2012
	95,150	—	$1.50	6/05/2012

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael P. Gray	—	125,000	$2.15	1/07/2021
	54,687	70,313	$2.27	2/02/2020
	123,750	56,250	$1.07	2/05/2019
	168,750	11,250	$1.43	1/25/2018
	300,000	—	$1.39	6/06/2017
	200,000	—	$1.57	5/31/2016
	75,000	—	$3.98	6/01/2015
	75,000	—	$4.56	6/25/2014
	160,000	—	$4.95	12/11/2013
	50,000	—	$2.43	5/13/2013
	26,250	—	$1.09	9/25/2012
	42,844	—	$1.50	6/05/2012
Mark W. Noel	—	60,000	$2.15	1/07/2021
	26,250	33,750	$2.27	2/02/2020
	51,562	23,438	$1.07	2/05/2019
	43,000	—	$0.79	10/24/2018
	70,312	4,688	$1.43	1/25/2018
	125,000	—	$1.39	6/06/2017
	100,000	—	$1.57	5/31/2016
	50,000	—	$3.98	6/01/2015
	50,000	—	$4.56	6/25/2014
	70,000	—	$2.43	5/13/2013
	48,000	—	$1.09	9/25/2012
	74,100	—	$1.50	6/05/2012
Changgeng Qian (2)	—	125,000	$2.15	1/05/2021
	54,687	70,313	$2.27	2/02/2020
	123,750	56,250	$1.07	2/05/2019
	51,000	—	$0.79	10/24/2018
	168,750	11,250	$1.43	1/25/2018
	300,000	—	$1.39	6/06/2017
	100,000	—	$1.57	9/13/2016
	40,000	—	$1.57	5/31/2016
	16,000	—	$4.03	1/10/2016
	24,000	—	$3.98	6/01/2015
	24,000	—	$4.56	6/25/2014
	35,000	—	$2.43	5/13/2013
	9,375	—	$1.09	9/25/2012
	20,125	—	$1.50	6/05/2012
Mitchell Keegan (3)	7,500	—	$2.27	1/04/2012

(1)

Such stock options will expire 10 years from date of grant. These stock options will vest over a period of four years with 25% of the shares underlying the grant vesting on the first anniversary of the grant date and an additional 6.25% of the shares underlying the grant vesting during each successive three-month period until the option is fully vested on the fourth anniversary of the grant date, subject to the continued employment of the executive officer unless as otherwise noted. Under the terms of the 2000 and 2010 stock incentive plans, a change in control occurs in the event we merge with or into another company or we sell all or substantially all of our assets. At the time of a change in control, 50% of the then unvested options held by each plan participant, including executive officers, would become immediately exercisable and the restrictions on restricted stock awards would lapse with respect to 50% of the number of shares that otherwise would have first become free from restrictions after the date of the change in control. In addition, under the terms of the 2000 and 2010 stock incentive plans, in the event an executive officer terminates his employment for good reason (as defined in the plan) or we terminate the executive officer without cause (as defined in the plan) within one year after a change in control, then all options and restricted stock held by the executive officer would become fully vested upon such termination.
(2)	Dr. Qian ceased to serve as an officer in February 2012.
(3)	Dr. Keegan ceased to serve as an officer in October 2011.

Option Exercises

The following table summarizes, for each of our named executive officers, each exercise of stock options during 2011.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Daniel R. Passeri	125,000	15,807
Michael P. Gray	—	—
Mark W. Noel	—	—
Changgeng Qian, M.D., Ph.D. (1)	—	—
Mitchell Keegan (2)	222,812	688,882

(1)	Dr. Qian ceased to serve as an officer in February 2012.
(2)	Dr. Keegan ceased to serve as an officer in October 2011.

Employment Agreements

We are party to the following employment arrangements with our executive officers.

Daniel R. Passeri.    On September 18, 2007, we entered into an employment agreement with Mr. Passeri. The agreement is intended to comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder. Under the agreement, Mr. Passeri will serve as our president and chief executive officer for the period that commenced on September 18, 2007 and ends on December 31, 2012. Mr. Passeri’s base salary was set at $400,000 per annum subject to annual review by the board. Mr. Passeri’s agreement was also amended to provide for the payment of Mr. Passeri’s fees for preparation of his tax return by a tax professional. Mr. Passeri is entitled to participate in our medical and other benefit programs and may be entitled to receive an annual bonus based on the achievement of specific objectives established by the board. Mr. Passeri is entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason (as defined in the agreement) and he is also entitled to receive certain payments if he is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change In Control.” In addition, the agreement provides for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.” On October 24, 2008, Mr. Passeri’s agreement was amended to reduce Mr. Passeri’s base salary from $400,000 to

$300,000 and in consideration of such reduction, Mr. Passeri received an option to purchase 202,000 shares of our common stock at an exercise price of $0.79 per share, with vesting as to one-twelfth of the shares underlying such option on November 24, 2008 and on the 24th day of each month thereafter until the option became fully vested on October 24, 2009. On December 10, 2010, Mr. Passeri’s agreement was amended to reflect certain provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder.

Michael P. Gray.    On December 15, 2003, we entered into an employment agreement with Mr. Gray, which was amended on October 31, 2006. Under the agreement, Mr. Gray was promoted to Vice President, Finance and Chief Financial Officer effective as of November 27, 2003 at an initial base salary of $185,000 per annum, subject to review as part of our performance review program. In addition, Mr. Gray received an option to purchase 160,000 shares of our common stock to vest over four years, 25% after the first year and 6.25% per quarter over the remainder of the vesting period. On December 14, 2006, Mr. Gray was promoted from Senior Vice President of Finance and Chief Financial Officer to Chief Operating Officer and Chief Financial Officer. On October 24, 2008, Mr. Gray’s agreement was amended to reduce Mr. Gray’s base salary from $300,000 to $250,000 and in consideration of such reduction, Mr. Gray received a restricted stock award of 79,113 shares, at a purchase price of $0.01 per share, with vesting as to one-twelfth of the shares on November 24, 2008 and on the 24th day of each month thereafter until the shares became fully vested on October 24, 2009. Mr. Gray is entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason (as defined in the agreement) and he is also entitled to receive certain payments if he is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change In Control.” In addition, the agreement provides for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.” On December 10, 2010, Mr. Gray’s agreement was amended to reflect certain provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder.

Mark W. Noel.    On January 11, 2001, we entered into an employment agreement with Mr. Noel, which was amended on October 31, 2006. Under the agreement, Mr. Noel serves as our Vice President of Technology Management and Intellectual Property, at an initial base salary of $160,000 per annum, subject to review as part of our performance review program. In addition, Mr. Noel received an option to purchase 60,000 shares of our common stock to vest over four years, 25% after the first year and 6.25% per quarter over the remainder of the vesting period. On October 24, 2008, Mr. Noel’s agreement was amended to reduce Mr. Noel’s base salary from $210,000 to $189,000 and in consideration of such reduction, Mr. Noel received an option to purchase 43,000 shares of our common stock at an exercise price of $0.79 per share, with vesting as to one-twelfth of the shares underlying such option on November 24, 2008 and on the 24th day of each month thereafter until the option became fully vested on October 24, 2009. Mr. Noel is entitled to receive severance benefits under the agreement in the event of his termination without cause or for good reason (as defined in the agreement) and he is also entitled to receive certain payments if he is terminated within one year after a change in control. For a description and quantification of such severance and change in control benefits, see “Potential Payments Upon Termination or Change In Control.” In addition, the agreement provides for certain indemnification provisions. For a description of such indemnification provisions, see “Indemnification of Executive Officers.” On December 10, 2010, Mr. Noel’s agreement was amended to reflect certain provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder.

Changgeng Qian, M.D., Ph.D.    Dr. Qian ceased to serve as an officer in February 2012. We were a party to an employment agreement with Dr. Qian pursuant to which he was entitled to receive severance benefits. Dr. Qian received the following benefits in accordance with a Severance Agreement and General Release that we entered into with Dr. Qian and that became binding and effective on February 24, 2012: (i) a lump-sum payment equivalent to one-half times his base salary rate in effect as of February 16, 2012; and (ii) if Dr. Qian elects to continue receiving group health insurance pursuant to the federal “COBRA” law, payment by us of the premium for six months following February 16, 2012. We also agreed to engage Dr. Qian as a consultant pursuant to the terms of a consulting agreement that Dr. Qian entered into with us on February 24, 2012.

Indemnification of Executive Officers

Our certificate of incorporation provides indemnification of our executive officers for any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action or claim by or in the right of the company) by reason of the fact that such person serves as an executive officer, to the maximum extent permitted by the General Corporation Law of Delaware. The certificate of incorporation further provides that executive officers may be entitled to additional indemnification, under any agreement or vote of the directors.

Each of our executive officer employment agreements also provides that we will indemnify each such executive officer for claims arising in his capacity as our executive officer, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, the executive officer must have no reasonable cause to believe that the conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the executive officer if the executive officer is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the executive officer is fairly and reasonably entitled to be indemnified. In the event that we do not assume the defense of a claim against the executive officer, we are required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us. We will require that any successor to our business assumes and agrees to perform our obligations under the indemnification provisions.

In connection with our indemnification obligations we have and intend to maintain director and officer liability insurance, if available.

Potential Payments Upon Termination or Change in Control

Each of the above-described employment agreements with our executive officers also provides that in the event we terminate the executive officer’s employment without cause or if the executive officer resigns for good reason (each as defined in the agreements) including a termination within twelve months after a change in control of the company, the executive officer will receive: (1) his base salary (as defined in the agreement) accrued through the last day of employment; (2) continuation of his then base salary or a portion thereof for the periods and amounts described in the table below, and (3) payment of a portion of the executive officer’s COBRA premiums, which is calculated as the difference between the COBRA premium and the amount as paid by the employee for medical/dental insurance, for the periods and amounts described in the table below. In order for our executive officers to receive these severance payments, the executive officer must execute a general release of all claims against the company, its employees, officers, directors and agents in a form acceptable to us.

If any of Messrs. Gray or Noel are considered “specified employee(s)” on the date of their termination within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code and the regulations thereunder, and any payments to be paid or provided to these executive officers constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, then the severance and benefit payments per the table below will be delayed by a period of six months and will be paid in a lump sum in the seventh month following the date of termination. In the case of Mr. Passeri, if Mr. Passeri is considered a “specified employee” on the date of his termination, then Mr. Passeri’s severance and benefit payments will be paid within the short-term deferral period, which means the period ending on the later of the 15th day of the third month following the end of the employee’s tax year in which Mr. Passeri’s separation from service occurs and the 15th day of the third month following the end of our tax year in which Mr. Passeri’s separation from service occurs, and shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A of the Code. If Mr. Passeri’s severance and benefit payments are not paid within the short-term deferral period then such payments will be delayed by a period of six months and will be paid in a lump sum in the seventh month following the date of termination.

Pursuant to the terms of our 2000 and 2010 stock incentive plans, at the time of a change in control, 50% of the then-unvested options to purchase our common stock held by each plan participant, including executive officers, would become immediately exercisable and the forfeiture restriction on all outstanding restricted stock awards would lapse with respect to 50% of the number of shares that otherwise would have first become free from such forfeiture restrictions after the date of the change in control. In addition, in the event an executive officer terminates his employment for good reason (as defined in the applicable plan) or we terminate the executive officer without cause (as defined in the applicable plan) within one year after such change in control, then all remaining unvested options and restricted stock held by the executive officer would become fully vested and/or free of all forfeiture restrictions, as applicable.

The table below sets forth the estimated benefits provided to each of our named executive officers upon a termination event described above, assuming such termination event occurred on December 31, 2011, the last day of our most recently completed fiscal year.

Name	Severance Term in Months	Severance Upon Termination ($)	Value of Equity Acceleration (1)	Benefits Upon Termination ($)	Total Benefits
Daniel R. Passeri Chief Executive Officer	Twelve	$400,000	$588,250	$12,773	$1,001,023

Michael P. Gray, Chief Operating Officer and Chief Financial Officer	Six	$150,000	$362,665	$6,387	$519,052

Mark W. Noel, Vice President Technology Management and Intellectual Property	Six	$107,500	$166,492	$6,387	$280,379

(1)

Represents the value of that portion of each named executive officer’s in-the-money stock options that would accelerate upon a change in control, assuming such change in control occurred on December 31, 2011, after deducting the exercise price and based upon the $4.68 closing price of our common stock on the Nasdaq Global Market on December 31, 2011. As noted above, pursuant to the terms of our stock incentive plans, at the time of a change in control, 50% of the then-unvested options become immediately exercisable and the forfeiture restrictions on all outstanding restricted stock awards lapse with respect to 50% of the number of shares that otherwise would have first become free from such forfeiture restrictions after the date of the change in control. In addition, in the event an executive officer terminates his employment for good reason (as defined in the applicable plan) or we terminate the executive officer without cause (as defined in the applicable plan) within one year after such change in control, then all remaining unvested options and restricted stock held by the executive officer would become fully vested and/or free of all forfeiture restrictions, as applicable. Assuming that such termination was to occur within one year after a change of control, the total value of accelerated in-the-money stock options would be as follows: Mr. Passeri, $1,176,500; Mr. Gray, $725,329; and Mr. Noel, $332,985.
(2)	Dr. Qian ceased to serve as an officer in February 2012. For a description of the severance arrangement with Dr. Qian, see “Employment Agreements.”

Director Compensation Table

The following table sets forth a summary of the compensation earned by or paid to our non-employee directors in 2011:

Name	Fees Earned or Paid In Cash($)		Option Awards ($) (1) (2)		All Other Compensation ($)		Total ($)
Susan B. Bayh	$30,000		$35,180		$—		$65,180
Joseph M. Davie (3)	13,557		35,180		—		48,737
Martyn D. Greenacre	38,500		35,180		—		73,680
Kenneth I. Kaitin	32,750		35,180		—		67,930
Robert E. Martell	11,943	(4)	55,228	(4)	—		67,171
James R. McNab, Jr.	133,500	(5)	119,612		23,396	(6)	276,508
Marc Rubin	29,750		35,180		—		64,930
James R. Tobin	32,000		35,180		—		67,180

(1)	The amounts in this column reflect the grant date fair value of awards made to such individual in accordance with FASB Codification Topic 718 and other relevant guidance, excluding forfeitures, for awards in 2011 pursuant to our 2010 stock incentive plan. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012.
(2)	At December 31, 2011, each of our current non-employee directors held options to purchase shares of our common stock as follows:

Director	Aggregate Number of Stock Options
Susan B. Bayh	259,045
Martyn D. Greenacre	400,000
Kenneth I. Kaitin	165,000
Robert E. Martell	25,000
James R. McNab, Jr.	297,500
Marc Rubin	50,000
James R. Tobin	225,000

(3)	Dr. Davie retired from the board on September 13, 2011, and the fees earned in 2011 are through this date.
(4)	Dr. Martell joined the board on September 14, 2011, and the fees earned in 2011 are from this date through December 31, 2011. Upon joining the board, Dr. Martell was granted an option to purchase 25,000 shares of our common stock that will vest over a period of four years with 25% of the shares underlying the grant vesting on the first anniversary of the grant date and an additional 6.25% of the shares vesting during each successive three-month period until the option is fully vested on the fourth anniversary of the grant date, subject to Dr. Martell’s continued participation on the board. The options will expire 10 years from date of grant.
(5)	On June 1, 2005, we entered into an agreement for service as chairman of the board of directors with Mr. McNab. As chairman of the board of directors, Mr. McNab receives a cash payment of $10,000 per month plus board attendance fees.
(6)	Consists of payments made by us to reimburse the cost of Mr. McNab’s annual health insurance expense.

Non-employee directors receive an initial stock option grant upon election to the board and annual stock option grants upon reelection to the board. In addition, non-employee directors, other than Mr. McNab, receive an annual cash retainer of $15,000. Non-employee directors who serve as committee chairpersons of the nominating and corporate governance committee or of the compensation committee receive an additional $5,000 payment for such committee chairperson services. Non-employee directors who serve as the committee chairperson of the audit committee receive an additional payment of $10,000 for such committee chairperson services. Directors are paid additional cash compensation in the amount of $1,500 for each board or committee meeting attended in person and $750 for telephonic meetings. In addition, directors are reimbursed for reasonable out-of-pocket expenses that are incurred due to attendance at board or committee meetings. Directors who are our employees are not compensated for their attendance at board or committee meetings.

Indemnification of Directors

Our certificate of incorporation provides indemnification of our directors for any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action or claim by or in the right of the company) by reason of the fact of that such person serves as a director, to the maximum extent permitted by the General Corporation Law of Delaware. The certificate of incorporation further provides that directors may be entitled to additional indemnification, under any agreement or vote of the directors.

On June 1, 2005 we entered into indemnification agreements with Messrs. Greenacre, McNab and Tobin, Dr. Kaitin and Ms. Bayh. We entered into an indemnification agreement with Dr. Rubin following his election to the board on June 3, 2010 and with Dr. Martell following his election to the board on September 14, 2011. The indemnification provisions apply to each such director and state that we will indemnify him or her for claims arising in his or her capacity as our director, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, the director must have no reasonable cause to believe that the conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director if the director is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case, the director is fairly and reasonably entitled to be indemnified. In the event that we do not assume the defense of a claim against the director, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us. We will require that any successor to our business assumes and agrees to perform our obligations under the indemnification provisions.

In connection with our indemnification obligations we have and intend to maintain director and officer liability insurance, if available on reasonable terms. See “Indemnification of Executive Officers” for a discussion of our indemnification arrangements with Mr. Passeri.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2011 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by security holders	11,094,241	$2.13	4,704,166
Equity compensation plans not approved by security holders	—	—	—

Total	11,094,241	$2.13	4,704,166

(1)	Comprised of 4,367,000 shares available for grant under the 2010 Stock Incentive Plan and 337,166 shares available for sale under the 2010 Employee Stock Purchase Plan. Both plans were approved by our stockholders in June 2010.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2011, the members of our compensation committee were Ms. Bayh, Mr. Tobin and Dr. Kaitin, none of whom was a current or former officer or employee and none of whom had any related person transaction involving the company.

During the fiscal year ended December 31, 2011, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that had one or more of its executive officers serving as a member of our board of directors or our compensation committee.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis, required by Item 402(b) of Regulation S-K with Curis’ management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of our board of directors.

James R. Tobin (Chair)

Susan B. Bayh

Kenneth I. Kaitin

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since April 26, 2002. Although stockholder approval of the audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, the board and the audit committee believe that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the audit committee will reconsider the matter. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she so desires.

Board Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSE COOPERS LLP AS CURIS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012 IS IN THE BEST INTERESTS OF CURIS AND OUR STOCKHOLDERS AND THEREFORE, RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

OTHER MATTERS

The board knows of no other business that will be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote, or otherwise act, in accordance with their best judgment on such matters.

Stockholder Proposals for 2013 Annual Meeting

Any proposal that a stockholder of Curis wishes to be considered for inclusion in our proxy statement and proxy for the 2013 annual meeting of stockholders must be submitted to our secretary at our offices, 4 Maguire Road, Lexington, MA 02421, no later than December 22, 2012.

If a stockholder of Curis wishes to present a proposal at the 2013 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy, such stockholder must also give written notice to our secretary at the address noted above. The secretary must receive such notice not less than 60 days nor more than 90 days’ prior to the 2013 annual meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2013 annual meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The date of our 2013 annual meeting has not yet been established, but assuming it is held on May 30, 2013, in order to comply with the time periods set forth in our by-laws, appropriate notice for the 2013 annual meeting would need to be provided to our secretary no earlier than March 1, 2013, and no later than March 31, 2013. If a stockholder fails to provide timely notice of a proposal to be presented at the 2013 annual meeting, the proxies designated by the board will have discretionary authority to vote on any such proposal.

Solicitation of Proxies

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of copies of reports filed by the reporting persons furnished to us, we believe that during the fiscal year ended December 31, 2011, the reporting persons complied with all Section 16(a) filing requirements.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our 2011 annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document if you write or call us at the following address or telephone number: 4 Maguire Road, Lexington, MA 02421, Attention: Secretary, (617) 503-6500. If you want separate copies of the proxy statement and 2011 annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE VOTED OVER THE INTERNET, BY TELEPHONE OR SENT IN THEIR PROXY CARDS.

By Order of the Board of Directors,

/s/ Michael P. Gray

Michael P. Gray, Secretary

Lexington, Massachusetts

April 18, 2012

CURIS, INC. 4 MAGUIRE ROAD LEXINGTON, MA 02421

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 29, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 29, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M45721-P19785 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CURIS, INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:			All	All	Except

To elect two Class I directors, each for a term of three years			☐	☐	☐
1.	Election of Directors
Nominees:
	01)	James R. McNab, Jr.
	02)	James R. Tobin
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer and giving full title.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

CURIS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held May 30, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF THE COMPANY AND SHOULD BE RETURNED AS

SOON AS POSSIBLE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M45722-P19785

CURIS, INC.
Annual Meeting of Stockholders May 30, 2012 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefore, and revoking all prior proxies, hereby appoint(s) Daniel R. Passeri and Michael P. Gray, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Curis, Inc. (the “Company”) to be held on Wednesday, May 30, 2012, at 10:00 a.m. local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and any adjournments thereof, and there to vote and act upon the matters stated on the reverse side proposed by the Company in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. None of the proposals are conditioned upon the approval of any other proposal. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSAL 2 ARE RECOMMENDED BY THE BOARD OF DIRECTORS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side